Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

	Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard ▪ Lascar Associates
713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF $0.20 PER DILUTED SHARE FOR THE THIRD QUARTER 2013

Company announces plans to expand mat manufacturing facility

THE WOODLANDS, TX – OCTOBER 24, 2013 – Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2013. Total revenues for the third quarter of 2013 increased 10% to $285.7 million compared to $259.6 million in the third quarter of 2012. Net income for the third quarter of 2013 was $18.8 million, or $0.20 per diluted share, compared to $18.7 million, or $0.20 per diluted share, in the third quarter of 2012.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased with our continued growth, setting another quarterly revenue record in the third quarter. Revenues in our drilling fluids segment rose 10% on a worldwide basis compared to last year’s third quarter. North American revenues increased 9% from a year ago and rose 2% sequentially. International revenues in this segment grew 13% from a year ago, but declined 5% sequentially largely due to expected declines in our EMEA and Asia Pacific regions. Fluid margins were negatively impacted by continued operating losses in completions services, as well as lower margins in the U.S., EMEA and Asia Pacific regions. As previously announced, we have been considering strategic alternatives for our completion services business and are now planning to exit this business. Subsequent to the end of the third quarter, we completed the sale of a portion of the assets associated with that business and are currently evaluating offers for the remaining parts of that business.

“Our mats segment had an extremely strong quarter, setting a new record for quarterly revenues. Rental revenues increased 30% from a year ago and 5% sequentially, while mat sales, which were down 21% from the prior year period, roughly doubled on a sequential basis from the prior quarter. Additionally, we are pleased to announce a $40 million expansion of our mats manufacturing facility in Louisiana, which reflects a critical element of our long-term strategy for this business, as we seek to provide innovative solutions to meet our customers’ needs,” added Howes.

Segment Results

The Fluids Systems and Engineering segment generated revenues of $233.0 million in the third quarter of 2013 compared to $211.5 million in the third quarter of 2012, a 10% increase. Segment operating income was $17.1 million (7.4% operating margin) in the third quarter of 2013 compared to $14.8 million (7.0% operating margin) in the third quarter of 2012.

The Mats and Integrated Services segment generated revenues of $35.1 million in the third quarter of 2013 and the third quarter of 2012. Segment operating income was $15.3.million (43.7% operating margin) in the third quarter of 2013 compared to $16.0 million (45.6% operating margin) in the third quarter of 2012.

The Environmental Services segment generated revenues of $17.6 million in the third quarter of 2013 compared to $13.1 million in the third quarter of 2012, a 34% increase. Segment operating income was $4.7 million (26.5% operating margin) in the third quarter of 2013 compared to $3.1 million (23.6% operating margin) in the third quarter of 2012.

EXPANSION OF MAT MANUFACTURING FACILITY

The Company announced plans to expand its mat manufacturing facility, located in Carencro, Louisiana. The $40 million expansion project is expected to be completed in early 2015. Upon completion, the project will significantly increase our production capacity and support expansion into new markets, both domestically and internationally. The new facility will also include a research and development center, intended to drive continued new product development efforts.

LEADERSHIP ANNOUNCEMENT

The Company announced that Phil Vollands has been appointed to the role of President, North America, Fluids Systems and Engineering, reporting to Bruce Smith, President, Fluids Systems and Engineering. Most recently, Mr. Vollands served as Vice President, Tubular Running Services for Weatherford International. Prior to that, Mr. Vollands served in a variety of sales and operational leadership positions for National Oilwell Varco and brings years of global oilfield service leadership experience.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss third quarter 2013 results, which will be broadcast live over the Internet, on Friday, October 25, 2013 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 8, 2013 and may be accessed by dialing (303) 590-3030 and using pass code 4641682#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling, operating hazards inherent in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2013	2013	2012	2013	2012

Revenues	$285,708	$276,622	$259,599	$844,848	$767,691

Cost of revenues	230,206	225,244	210,276	685,856	626,712

Selling, general and administrative expenses	25,433	24,662	20,878	74,277	62,135
Other operating income, net	(232)	(201)	(311)	(872)	(802)

Operating income	30,301	26,917	28,756	85,587	79,646

Foreign currency exchange loss	975	475	185	1,082	416
Interest expense, net	2,728	2,802	2,416	8,050	7,337

Income from operations before income taxes	26,598	23,640	26,155	76,455	71,893
Provision for income taxes	7,838	7,976	7,413	24,656	23,054

Net income	$18,760	$15,664	$18,742	$51,799	$48,839

Income per common share -basic:	$0.22	$0.19	$0.22	$0.61	$0.55
Income per common share -diluted:	$0.20	$0.17	$0.20	$0.54	$0.50

Calculation of Diluted EPS:
Net income	$18,760	$15,664	$18,742	$51,799	$48,839
Assumed conversion of Senior Notes	1,374	1,279	1,396	3,921	3,944
Adjusted net income	$20,134	$16,943	$20,138	$55,720	$52,783

Weighted average number of common shares outstanding-basic	85,775	84,813	86,423	84,902	88,491
Add: Dilutive effect of stock options and restricted stock awards	1,503	1,810	695	1,718	756
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	102,960	102,305	102,800	102,302	104,929

Income per common share - diluted	$0.20	$0.17	$0.20	$0.54	$0.50

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2013	2013	2012

Revenues
Fluids systems and engineering	$233,020	$233,964	$211,457
Mats and integrated services	35,112	25,412	35,067
Environmental services	17,576	17,246	13,075
Total revenues	$285,708	$276,622	$259,599

Operating income (loss)
Fluids systems and engineering	$17,140	$17,684	$14,798
Mats and integrated services	15,345	10,341	15,992
Environmental services	4,656	5,321	3,089
Corporate office	(6,840)	(6,429)	(5,123)
Total operating income	$30,301	$26,917	$28,756

Segment operating margin
Fluids systems and engineering	7.4%	7.6%	7.0%
Mats and integrated services	43.7%	40.7%	45.6%
Environmental services	26.5%	30.9%	23.6%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	September 30,	December 31,
(In thousands, except share data)	2013	2012

ASSETS
Cash and cash equivalents	$69,409	$46,846
Receivables, net	316,276	323,439
Inventories	203,926	209,734
Deferred tax asset	9,972	11,596
Prepaid expenses and other current assets	11,889	12,441
Total current assets	611,472	604,056

Property, plant and equipment, net	279,298	253,990
Goodwill	89,360	87,388
Other intangible assets, net	30,771	41,018
Other assets	6,985	8,089
Total assets	$1,017,886	$994,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$12,242	$2,599
Accounts payable	99,863	114,377
Accrued liabilities	50,603	42,620
Total current liabilities	162,708	159,596

Long-term debt, less current portion	219,795	256,832
Deferred tax liability	44,115	46,348
Other noncurrent liabilities	20,805	18,187
Total liabilities	447,423	480,963

Common stock, $0.01 par value, 200,000,000 shares authorized and 97,777,995 and 95,733,677 shares issued, respectively	978	957
Paid-in capital	501,319	484,962
Accumulated other comprehensive loss	(8,247)	(734)
Retained earnings	146,814	95,015
Treasury stock, at cost; 10,413,402 and 10,115,951 shares, respectively	(70,401)	(66,622)
Total stockholders’ equity	570,463	513,578
Total liabilities and stockholders' equity	$1,017,886	$994,541

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$51,799	$48,839
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	33,138	24,406
Stock-based compensation expense	6,954	5,027
Provision for deferred income taxes	(311)	(4,654)
Net provision for doubtful accounts	221	1,282
(Gain) loss on sale of assets	(437)	512
Excess tax benefit from stock-based compensation	(2,020)	-
Change in assets and liabilities:
Decrease in receivables	1,210	11,964
Decrease (increase) in inventories	2,964	(6,446)
Decrease (increase) in other assets	828	(98)
(Decrease) increase in accounts payable	(11,832)	2,905
Increase (decrease) in accrued liabilities and other	13,175	(3,085)
Net cash provided by operating activities	95,689	80,652

Cash flows from investing activities:
Capital expenditures	(52,550)	(34,858)
Proceeds from sale of property, plant and equipment	1,248	823
Net cash used in investing activities	(51,302)	(34,035)

Cash flows from financing activities:
Borrowings on lines of credit	215,994	222,868
Payments on lines of credit	(243,141)	(213,221)
Proceeds from employee stock plans	8,102	1,007
Post-closing payment for business acquisition	-	(11,892)
Purchase of treasury stock	(4,227)	(35,698)
Excess tax benefit from stock-based compensation	2,020	-
Other financing activities	(25)	(48)
Net cash used in financing activities	(21,277)	(36,984)

Effect of exchange rate changes on cash	(547)	577

Net increase in cash and cash equivalents	22,563	10,210
Cash and cash equivalents at beginning of year	46,846	25,247

Cash and cash equivalents at end of period	$69,409	$35,457

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